Exhibit 99.1

Corporate Headquarters: 2071 Ringwood Avenue, Unit C, San Jose, CA 95131

Andalay Solar Announces Third Quarter 2014 Results

Quarterly Revenue Growth Up 287% Versus Prior Year; almost Doubles Sequentially

San Jose, CA, November 11, 2014 – Andalay Solar, Inc. (OTCQB:WEST), a designer and supplier of integrated solar power systems, today announced its third quarter 2014 financial results.

“We have had a strong start to executing on a new business strategy, and I am pleased to report strong improvement in our third quarter revenues, which are nearly double our second quarter 2014 results and nearly quadruple of our year-over-year third quarter 2013 results,” commented Steven Chan, CEO of Andalay Solar. “New customer interest in the cost and time-saving attributes of our patented residential solar products was quite evident during the Solar Power International trade show in Las Vegas in October. We also achieved some important milestones such as getting the residential solar industry’s first United States patent for an integrated rail-less mounting technology as well as migrating our supply chain to a Buy American Act compliant solar system.”

Third Quarter Financial Results

Revenue for the quarter ended September 30, 2014 was $606,000, compared to $157,000 in the third quarter of 2013 and $307,000 in the second quarter of 2014. Year-over-year revenue in the third quarter of 2014 increased $449,000 or 287.0%, compared to the same period in the prior year. The sequential increase in revenue of $299,000 as compared to the second quarter of 2014 was due to additional sales to new and established customers.

Gross profit for the third quarter of 2014 was $55,000 or 9.1% of net revenue, compared to a gross loss of $11,000 or 7.2% of net revenue for the third quarter of 2013, and a gross profit of $10,000 or 3.3% of net revenue for the second quarter of 2014. The year-over-year increase in gross margin was due to lower panel costs in the current year and higher volume that enabled allocations of fixed cost of goods sold to be attributed to a larger base of revenues; this was partially offset by lower average selling prices in the current quarter. The gross margin sequentially improved in the current quarter as compared to the second quarter of 2014, also due to allocating of fixed cost of goods sold to a larger revenue base.

Total operating expenses in the third quarter of 2014 were $575,000, compared to $797,000 for the same period last year and $613,000 for the second quarter of 2014. The year-over-year decrease is due to lower sales and marketing costs of $108,000, and lower general and administrative expenses of $114,000. The year-over-year decline in sales and marketing costs of $108,000 was due to a decrease in licensing fees due to the termination of the license agreement with Westinghouse Electric in August of 2013, partially offset by higher payroll and commission costs due to increase in revenue volume. The year-over-year decrease in general and administrative expenses of $114,000 was due to a decrease in shareholder meeting costs, rent, and patent fees partially offset by an increase in professional fees. Compared to the second quarter of 2014, total operating expenses decreased $37,000 due to a decrease in general and administrative expense of $56,000, partially offset by an increase in sales and marketing expense of $19,000. The sequential decrease in general and administrative expenses was primarily due to lower payroll and stock-based compensation and patent fees, and partially offset by an increase in professional fees.  The sequential increase in sales and marketing costs was due to higher payroll and commission costs and expenditures for travel related to higher revenue. Stock-based compensation expense included in total operating expenses was $40,000 for the third quarter of 2014, compared to $107,000 for the same period of 2013 and $105,000 in the second quarter of 2014. Cash operating expenses (adjusted to exclude stock-based compensation expense and depreciation and amortization expense) were $493,000 for the third quarter of 2014, compared to $654,000 for the same period last year and $476,000 for the second quarter of 2014.

Net loss from continuing operations was $571,000 in the third quarter of 2014 compared to $809,000 in the same period last year, and a net loss of $631,000 in the second quarter of 2014. Net loss for the third quarter of 2014 includes a favorable non-cash adjustment to the fair value of embedded derivatives of $49,000. Net loss for the third quarter of 2013 includes a gain from operations of discontinued component of $3,000. Net loss for the second quarter of 2014 includes a favorable non-cash adjustment to the fair value of embedded derivatives of $85,000. Excluding the non-cash adjustments in all years, net loss from continuing operations was $520,000 in the third quarter of 2014 compared to $808,000 in the third quarter of 2013 and $602,000 in the second quarter of 2014.

Net loss attributable to common shareholders (which includes discontinued operations, preferred stock dividends and preferred deemed dividends) was $571,000 or $0.00 per share in the third quarter of 2014 compared to $1,337,000 or $0.02 per share in the third quarter of 2013 and $636,000 or $0.00 per share in the second quarter of 2014.

Cash as of September 30, 2014 was $439,000. There was a $500,000 balance drawn on the Company’s $500,000 line of credit as of the end of the quarter. A customer accounts receivable of $517,000 that was overdue was paid to the Company in August 2014. Common shares outstanding as of September 30, 2014 were 249.3 million compared to 91.9 million as of September 30, 2013 and 116.3 million as of December 31, 2013.

About Andalay Solar: (OTCQB:WEST)

Founded in 2001, the Company is a designer and manufacturer of integrated solar power systems. The Company has been a pioneer in the concept of integrating the racking, wiring and grounding directly into a solar panel. The Company's AC solar panel reduces the number of components for a rooftop solar installation by approximately 80% and lowers labor costs by approximately 50%. This AC panel, which won the 2009 Popular Mechanics Breakthrough Award, has become the industry's most widely installed AC solar panel. The Company currently sells its new generation "Instant Connect®" products in both AC and DC format which provide the best combination of safety, performance and reliability. For more information on the Company, visit www.andalaysolar.com.

Note Regarding Use of Non-GAAP Financial Measurements

The financial data contained in this press release includes certain non-GAAP financial measurements as defined by the Securities and Exchange Commission ("SEC"), including "cash operating expenses". These measures should be considered in addition to results prepared in accordance with GAAP (“Generally Accepted Accounting Principles”), but should not be considered a substitute for, or superior to, GAAP results. The Company is presenting cash operating expenses because it believes that it provides useful information to investors about Andalay Solar, its business, and its financial condition. The Company defines cash operating expenses as net income from continuing operations before the effects of preferred stock dividends and preferred deemed dividends, interest income or expense, income taxes, and depreciation and amortization, and excludes certain non-recurring and non-cash items including stock-based compensation, adjustment to fair value of embedded derivatives and adjustment of fair value of common stock warrants. The Company believes cash operating expenses is useful to investors because it is one of the measures used by the Company's Board of Directors and management to evaluate its business, including in internal management reporting, budgeting, and forecasting processes, in comparing operating results, as an internal profitability measure, as a component in evaluating the ability and the desirability of making capital expenditures and as an element in determining executive compensation.

Forward-Looking and Cautionary Statements - Safe Harbor

Statements made in this release that are not historical in nature, including those related to market acceptance of products, constitute forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as "expects," "projects," "plans," "will," "may," "can," "anticipates," believes," "should," "intends," "estimates," and other words of similar meaning. These statements include all statements related to our efforts to expand our strategic partners and customers, as well as to transition to an “Assembled in America” module by November 2014.   The statements are subject to risks and uncertainties that cannot be predicted or quantified, and our actual results may differ materially from those expressed or implied by such forward-looking statements. Additional information will also be set forth in those sections in Andalay Solar's Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, which will be filed with the SEC in the fourth quarter of 2014. All information set forth in this press release and its attachments is as of today’s date. Andalay Solar undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations.

Andalay Solar Contact:

Steven Chan
President and Chief Executive Officer
(408) 402-9400
schan@andalaysolar.com

- Tables to Follow

Andalay Solar, Inc.
Condensed Consolidated Statements of Comprehensive Loss
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013

Net revenue	$605,943	$156,630	$1,055,344	$367,870
Cost of goods sold	550,630	167,891	982,658	407,359
Gross profit (loss)	55,313	(11,261)	72,686	(39,489)
Operating expenses
Sales and marketing	93,861	201,590	232,577	804,048
General and administrative	481,398	595,241	1,622,944	1,816,338
Total operating expenses	575,259	796,831	1,855,521	2,620,386
Loss from continuing operations	(519,946)	(808,092)	(1,782,835)	(2,659,875)
Other income (expense)
Interest income (expense), net	(99,212)	(1,367)	(290,171)	(6,730)
Adjustment to the fair value of embedded derivatives	48,607	—	31,924	—
Adjustment to the fair value of common stock warrants	—	—	—	9
Settlement of prior debt owed	—	—	769,148	420,000
Total other income (expense), net	(50,605)	(1,367)	510,901	413,279
Loss before provision for income taxes and discontinued operations	(570,551)	(809,459)	(1,271,934)	(2,246,596)
Provision for income taxes	—	—	—	—
Net loss from continuing operations	(570,551)	(809,459)	(1,271,934)	(2,246,596)
Net income from discontinued operations, net of tax	—	3,200	—	10,797
Net loss	(570,551)	(806,259)	(1,271,934)	(2,235,799)
Preferred stock dividend	(83)	(28,980)	(18,927)	(124,509)
Preferred deemed dividend	—	(501,304)	—	(875,304)
Net loss attributable to common stockholders	$(570,634)	$(1,336,543)	$(1,290,861)	$(3,235,612)

Net loss attributable to common stockholders per common share (basic and diluted)	$(0.00)	$(0.02)	$(0.01)	$(0.06)

Weighted-average shares used in computing loss per common share:	240,341,308	81,746,372	188,131,135	56,695,767

Andalay Solar, Inc.
Condensed Consolidated Balance Sheets
(unaudited)

	September 30, 2014	December 31, 2013
Assets
Current assets:
Cash	$439,396	$150,081
Accounts receivable, net	140,298	567,523
Other receivables	282	21,378
Inventory	624,870	786,636
Prepaid expenses and other current assets	168,276	317,510
Total current assets	1,373,122	1,843,128
Property and equipment, net	2,563	13,854
Patents, net	1,159,673	1,244,712
Other assets, net	149,579	163,711
Assets of discontinued operations – long-term	200,000	200,000
Total assets	$2,884,937	$3,465,405

Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities:
Accounts payable	$3,131,781	$4,199,511
Accrued liabilities	74,957	89,730
Accrued warranty	366,128	344,990
Deferred revenue	20,000	—
Credit facility	500,000	500,000
Capital lease obligations – current portion	—	299
Derivative liability – embedded conversion feature	165,901	177,927
Current portion of long-term debt	—	129,839
Convertible notes – short-term	70,000	60,000
Liabilities of discontinued operations	912,776	967,928
Total current liabilities	5,241,543	6,470,224

Convertible notes, less current portion (net of discount)	645,198	382,084
Total liabilities	5,886,741	6,852,308

Commitments and contingencies

Series C convertible redeemable preferred stock, $0.001 par value; 0 and 87 issued and outstanding as of September 30, 2014 and December 31, 2013, respectively	—	163,998

Series D convertible redeemable preferred stock, $0.001 par value; 0 and 860 shares issued and outstanding as of September 30, 2014 and December 31, 2013, respectively	—	858,565

Stockholders’ deficit:
Series B convertible redeemable preferred stock, $0.001 par value; 0 and 467 shares issued and outstanding as of September 30, 2014 and December 31, 2013, respectively	—	146,224
Common stock, $0.001 par value; 500,000,000 shares authorized; 249,317,132 and 116,339,293 shares issued and outstanding as of September 30, 2014 and December 31, 2013, respectively	249,316	116,339
Additional paid-in capital	81,429,767	78,717,997
Accumulated deficit	(84,680,887)	(83,390,026)
Total stockholders’ deficit	(3,001,804)	(4,409,466)
Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$2,884,937	$3,465,405